CGX ENERGY INC.

NEWS RELEASE

CGX ENERGY ANNOUNCES EQUITY RIGHTS OFFERING

Toronto, Canada, February 1, 2019 - CGX Energy Inc. (TSXV: OYL) (“CGX” or the “Corporation”) announced today that it will be offering rights (each, a “Right”) to holders of its common shares ( “Common Shares”) at the close of business on the record date of February 11, 2019, on the basis of one (1) Right for each Common Share held (the "Rights Offering"). Each one (1) Right will entitle the holder to subscribe for one (1) Common Share upon payment of the subscription price of C$0.25 (the “Basic Subscription Privilege”). There are currently 116,102,318 Common Shares issued and outstanding. The Rights Offering will raise gross proceeds of C$29,025,579.50 (equivalent of approximately US$21,823,744). Frontera Energy Corporation (“Frontera”) has provided a standby commitment to purchase any unexercised Rights in connection with the Rights Offering as detailed below.

The Rights Offering will expire at 5:00 p.m. (Toronto time) on March 12, 2019 (the “Expiry Time”), after which time unexercised Rights will be void and of no value. The Rights Offering includes an additional subscription privilege (the “Additional Subscription Privilege”) under which eligible holders of Rights who fully exercise their Rights under the Basic Subscription Privilege will be entitled to subscribe, on a pro rata basis with other shareholders who exercise their Additional Subscription Privilege, for Common Shares that remain available for subscription at the Expiry Time after the exercise of the Rights. The Corporation expects to close the Rights Offering on or about March 13, 2019 (the “Closing Date”).

Details of the Rights Offering will be set out in the rights offering notice and rights offering circular which will be available on CGX's website at www.cgxenergy.ca and under CGX's SEDAR profile at www.sedar.com. The rights offering notice and the rights certificate will be mailed to each registered eligible shareholder as at the record date. Registered shareholders who wish to exercise their Rights must provide the completed rights certificate, together with the applicable funds, to the depositary, TSX Trust Company, at or before the Expiry Time. Beneficial shareholders who own their Common Shares through an intermediary, such as a bank, trust company, securities dealer or broker (a “CDS Participant”), will receive materials and instructions from them directly. CDS Participants may have an earlier deadline for receipt of instructions and payment than the Expiry Time.

The Rights Offering will be conducted in all provinces of Canada (except Québec) and in each state of the United States (except Arizona, Arkansas, California, Minnesota, Ohio, and Wisconsin) (the “Qualified Jurisdictions”). Certain holders of Common Shares in jurisdictions outside the Qualified Jurisdictions may be able to participate in the Rights Offering where they can establish that the transaction is exempt under applicable legislation. If you are a holder of Common Shares and reside outside of Canada, please see the rights offering notice and rights offering circular to determine your eligibility and the process and timing requirements to receive and exercise your rights.

CGX intends to use approximately US$7,900,000 of the net proceeds of the Rights Offering to settle its debt to Japan Drilling Co., Ltd. (“JDC”) in connection with historic legacy indebtedness, as previously disclosed in a news release of the Corporation on October 31, 2018. The remainder of the net proceeds of approximately US$13,923,744 along with additional funding obtained through joint venture agreements to be entered into with Frontera or with a subsidiary thereof, in respect to the exploration and development of the Corentyne and Demerara blocks in Guyana, as previously disclosed, as well as additional financing alternatives, are expected to provide the funds necessary to meet all of the Corporation’s short-term liquidity requirements over the next 12 months. There is no assurance that the additional financing will be available to the Corporation or on terms acceptable to the Corporation.

Standby Commitment

Frontera has provided a standby commitment in connection with the Rights Offering. Frontera will acquire any Common Shares available as a result of any unexercised Rights under the Rights Offering, such that CGX will be guaranteed to issue 116,102,318 Common Shares in connection with the Rights Offering, for aggregate gross proceeds of C$29,025,579.50 (equivalent of approximately US$21,823,744).

In consideration for the standby commitment, Frontera will receive 5-year warrants to purchase 25% of the Common Shares Frontera has agreed to acquire under the standby commitment, at an exercise price equal to $0.415 per Common Share.

Frontera currently owns 56,066,214 Common Shares, which represents approximately 48.3% of the issued and outstanding Common Shares. Frontera also has a right to convert certain debt owed by CGX, which if converted would result in the issuance of additional Common Shares. As a result of the Rights Offering, Frontera could increase its ownership of outstanding common shares of CGX from its current ownership of approximately 48.3% to up to approximately 77.9% if no other shareholder participates in the Rights Offering and Frontera elects to exercise the foregoing conversion right.

Related Party Transaction

The Rights Offering is a related party transaction with respect to JDC under Multilateral Instrument 61-101 as JDC holds over 10% of the issued and outstanding Common Shares and is expected to receive proceeds from the Rights Offering in payment of obligations owed to it. However, CGX is exempt from obligations to obtain a formal valuation and approval from a minority of shareholders. The material change report to be filed by CGX in connection with this news release will contain required disclosure regarding such exemptions.

About CGX Energy:
CGX Energy is a Canadian-based oil and gas exploration company focused on the exploration of oil in the Guyana- Suriname Basin.

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

NEITHER THE RIGHTS NOR THE COMMON SHARES HAVE BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS NEWS RELEASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Advisories: Fasken Martineau DuMoulin LLP is Canadian legal advisor to CGX. McMillan LLP is legal advisor to Frontera.

Cautionary Note Concerning Forward-Looking Statements

This news release contains statements that constitute "forward-looking information" or "forward- looking" statements" (collectively "forward-looking information") within the meaning of applicable securities legislation. Forward-looking information is often, but not always, identified by the use of words such as "anticipate", believe", "expect", "plan", "intend", "forecast", "target", "project", "guidance", "may", "will", "should" "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. These forward-looking statements include, among other things, statements relating to: (i) the funds to be raised under the Rights Offering; (ii) closing of the Rights Offering; (iii) available funds to the Corporation after expenses of the Rights Offering and the payment of amounts owing to JDC; (iv) additional sources of required funding for the Corporation; and (v) the use of the funds raised under the Rights Offering.

Forward-looking statements and information contained in this press release are based on CGX’s current beliefs as well as assumptions made by, and information currently available to, CGX, including estimated costs of the Rights Offering, entering into definitive agreements with Frontera as disclosed in the Corporation’s December 4, 2018 press release, estimated G&A requirements and costs of completing drilling and other exploration activity. Although CGX considers these assumptions to be reasonable based on information currently available to the Corporation, they may prove to be incorrect.

By their very nature, the forward-looking statements included in this press release involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved. The Corporation cautions readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements, including the risk factors outlined in the Corporation’s continuous disclosure documents filed under the Corporation’s profile at www.sedar.com.

Furthermore, the forward-looking statements contained in this press release are made as of the date of this document and CGX does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward- looking statements contained in this press release are expressly qualified by this cautionary statement.

For Further Information:
Brooks Lyons
Manager, Commercial & Business Development
+1-832-300-3200
blyons@cgxenergy.com
Tralisa Maraj, Chief Financial Officer
+1-832-300-3200